Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL PROVIDES UPDATE ON THIRD QUARTER
     ST. LOUIS, September 10 — Patriot Coal Corporation (NYSE: PCX) announced today that its 2010 third quarter sales volume is expected to be in the range of 7.5 to 7.7 million tons, down about 10 percent from earlier estimates. The expected shortfall in shipments is similarly split between thermal and metallurgical coal. Lower volume is primarily related to sporadic downtime at the Federal and Panther longwall operations, difficult geological conditions during the quarter at the Wells and Big Mountain complexes and continued heightened regulatory oversight. Based on the largely fixed cost nature of Patriot’s mining operations, cost per ton is expected to be higher than anticipated, as costs are allocated to fewer tons.
     Regarding Federal, on September 8, the mine received an imminent danger order issued by the U.S. Mine Safety and Health Administration relating to a methane level of just over five percent near a gob area of the longwall tailgate entry, causing the longwall to be idled. The Company expects the longwall to return to production early the week of September 13. Continuous miner sections at the Federal mine were not affected by the order and remain in operation.
     Patriot also reported that the start-up of the Black Oak mine in the Rocklick complex is proceeding on schedule, with initial production having begun in early September. Black Oak will produce high-quality metallurgical coal with expected annual volume of around 500,000 tons, reaching full production in the second half of 2011. Additionally, the planned longwall move at the Panther mine is underway, with production expected to resume later this month.
     Separately, as a result of the recent judgment received by two Patriot subsidiaries with respect to pending selenium lawsuits, the Company expects to record a non-cash charge that will negatively impact net income. Patriot does not expect the charge to impact EBITDA, based on its non-cash nature.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance; developments in greenhouse gas emission regulation and treatment; labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; changes in contribution requirements to multi-employer retiree healthcare and pension funds; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
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